Fushi Copperweld Achieves Record Fourth Quarter and Full Year 2007
Financial Results

-- 4Q Revenues Increased 125% to $48.5 Million --
-- 4Q Net Income Increased 19%% to $6.4 Million -
-- Full Year Revenues Increased 89% to $128 Million --
-- Full Year Net Income Increased 50% to $26.5 Million --

Dalian, China, March 12, 2008 -- Fushi Copperweld, Inc. (NasdaqGM: FSIN), the leading global manufacturer of bimetallic wire used in a variety of telecommunication, utility, automotive and other electrical applications, today announced financial results for the fourth quarter and full year 2007.

Revenues for the fourth quarter of 2007 increased approximately 125% to approximately $48.5 million, from $21.7 million in the prior year’s quarter. Organic revenues, which exclude results from the Copperweld acquisition, generated from the Dalian facility in the quarter totaled approximately $38.5 million, an increase of approximately 77% over the prior year’s fourth quarter. Revenues in the quarter were driven not only by the Copperweld contribution, but also by a higher average selling price, higher sales volume, higher copper prices, and strong market demand.

Gross profit in the fourth quarter increased by 95% year over year to approximately $14.5 million. Of the $14.5 million, $14.0 million was contributed by Dalian the facility, representing 89% organic growth. While our Dalian facility continued to deliver above 36% gross margin, our combined gross margin of 29.8% after including the Fayetteville facility was down from last year’s 34.1% and down sequentially from 32.8% over the third quarter, primarily due to the integration of Copperweld and increases in raw material costs.

Operating expenses in the fourth quarter sharply increased over 270% to $6.8 million as compared to $1.8 million in the prior year period. This increase was primarily a result of higher general and administrative expenses associated with the integration of the Copperweld acquisition. On a percentage basis, operating expenses increased to 14% from 8.3%. Also included in the general and administrative expenses for the fourth quarter of 2007 was share-based compensation expense of $1.1 million, which was equivalent to 2.3% of net revenues.

Net income in the fourth quarter increased 19% to $6.4 million, or 13% of revenue, up from $5.4 million, or 25% of revenue last year. Excluding Fayetteville facility, net income and net margin were $7.4 million and 19%, respectively. The higher net income was due primarily to substantially higher revenues. Decreased net margin reflects low gross margin in Fayetteville facility and higher operating expenses associated with business integration. Diluted earnings per share (EPS) in the fourth quarter of 2007 was $0.23, versus $0.25 in the prior year period. Excluding Fayetteville, our diluted EPS becomes 0.27 for the quarter. The weighted average share counts used to calculate diluted EPS for the fourth quarter of 2007 and 2006 were 27.8 million and 20.3 million, respectively.

For the full year 2007, revenues were $128 million, up 89% from 2006. Netting out the contribution from Copperweld, standalone Fushi revenues were $117.7 million, up 74% year over year. Net income for the full year was up 50% to $26.5 million, or 20.7% of net sales. Standalong Fushi net income was $27.5 million, or 23.3% of net sales, representing a 54% increase year over year. Basic and diluted EPS for the fiscal year ended December 31, 2007 were $1.20 and $1.06. The weighted average number of shares outstanding to calculate basic and diluted EPS were 22.2 million and 25.2 million, respectively.

Mr. Li Fu, Chairman and Chief Executive Officer of Fushi Copperweld commented, “We are encouraged by the swift integration of Copperweld and Fushi, which combined in October to create the leading global provider of bimetallic wire. In the fourth quarter, continued strength in copper prices better positioned us to meet our customers’ demand for higher value alternatives such as our copper-clad aluminum and steel products. Our customers, as well as new potential customers, are increasingly seeing the benefits of bimetallics, not only in terms of value, but also in terms of weight reduction and product application, and as a result demand for our products remains strong. We are well positioned as a dominant player in the bimetallic industry through technological innovation, and the introduction of new product lines, manufacturing expertise, domestic and international marketing, branding, and strong management.”

Mr. Fu continued, “Going forward, we will continue to focus on the strengths of the combined business, and will rationalize our expenses while ramping up production to meet global demand. Our integration is proceeding more smoothly than we expected, and we are already realizing cost savings from the combined Fushi/Copperweld. We finished 2007 in a strong cash position and with a healthy accounts receiveable balance, which well positions the combined company to increase worldwide market share with increased capacity, geographic expansion, the broadening of product lines, strong management, and industry expertise. There are still significant opportunities for increased synergy, and we will continue to re-evaluate those opportunities, and take costs out of the business where it makes sense.”

Financial Expectations
For the full year 2008, the company expects fully diluted earnings per share between $1.50 and $1.60 based on a estimated weighted average diluted share count of 28.8 million shares. Management anticipates that 2008 will be a year of executing the integration of Fushi Copperweld, and look to 2009 as the year in which the company can begin realize the full range benefits of the combined company, as a result of equipment relocation and additional product lines ramping up.

Mr. Fu concluded, “We are excited about the future of Fushi Copperweld and ongoing synergies that we will be able to generate as a result of the integration. We believe that we have put in place the operating foundation and solid balance sheet that will enable us to sustain our position as the leader in the world-wide bimetallic market. We will continue to focus in the coming quarters on a seamless integration, an increase in global production and to continue generate strong financial results to our shareholders.”

Conference Call
The Company will conduct a conference call to discuss the fourth quarter 2007 results today, March 12, 2008, before the market open at 8:30 pm ET. Listeners may access the call by dialing #(1) 913-312-0704. A live webcast and replay of the conference call will also be available at http://www.fushicopperweld.com. A replay of the call will also be available from March 12, 2008 to April 12, 2008. Listeners may access the replay by dialing #(1) 719-457-0820; passcode: 2721447.

About Fushi Copperweld
Fushi Copperweld, Inc, through its wholly owned subsidiaries, Fushi International (Dalian) Bimetallic Cable Co, Ltd., and Copperweld Bimetallics, LLC, designs, develops, manufactures, markets, and distrubutes bimetallic wire products, principally copper-clad aluminum (CCA) and copper-clad steel (CCS) wires. CCA and CCS wire offers greater value than solid copper in a wide variety of applications such as coaxial cable for cable television (CATV), signal transmission lines for telecommunication networks, distribution lines for electricity, electrical transformers, wire components for electronic instruments and devices, utilities, appliances, automotive, building wire, and other industrial wire. For more information on Fushi Copperweld, visit the website: http://www.fushicopperweld.com/

Safe Harbor Statement

This press release may include certain statements that are not descriptions of historical facts, but are forward-looking statements. Forward-looking statements can be identified by the use of forward-looking terminology such as “will” “believes”, “expects” or similar expressions. These forward-looking statements may also include statements about our proposed discussions related to our business or growth strategy, which is subject to change. Such information is based upon expectations of our management that were reasonable when made but may prove to be incorrect.
All of such assumptions are inherently subject to uncertainties and contingencies beyond our control and upon assumptions with respect to future business decisions, which are subject to change. We do not undertake to update the forward-looking statements contained in this press release. For a description of the risks and uncertainties that may cause actual results to differ from the forward-looking statements contained in this press release, see our most recent Annual
Report filed with the Securities and Exchange Commission (SEC) on Form 10-K, and our subsequent SEC filings. Copies of filings made with the SEC are available through the SEC's electronic data gathering analysis retrieval system (EDGAR) at www.sec.gov.

For more information, please contact:

Nathan Anderson
Director of Investor Relations
Fushi Copperweld, Inc.
Email: ir@fushicopperweld.com

Bill Zima & Ashley Ammon MacFarlane
Integrated Corporate Relations
Tel: 203-682-8200